Exhibit 99.1

Mohawk Industries Announces Executive Succession

New Flooring and Dal-Tile business unit presidents named;

Current business presidents retain strategic development roles

December 13, 2011 (Calhoun, GA) – Mohawk Industries, Inc., (NYSE: MHK) announced today that effective January 2, 2012, Brian Carson will be appointed President of the Mohawk Flooring Business Unit and that John “J.T.” Turner, Jr., will be appointed President of the Dal-Tile Business Unit.

Carson joined Mohawk in 2006, after a sixteen-year career at Armstrong World Industries, where he held a number of senior leadership roles. Carson joined the Mohawk Flooring Business Unit as President of Hard Surfaces and was later promoted to Vice President of Operations for the Division. In early 2011, he assumed his current role as the business unit’s Chief Operating Officer.

Turner began his career with Dal-Tile in 1990, progressing through a series of leadership roles in Sales, Operations and General Management throughout the business. In 2005, Turner was promoted to Senior Vice President of Sales and served in that role until being appointed Senior Vice President of Operations in 2008. He assumed his current responsibilities as Chief Operating Officer of the business segment in early 2011.

“Brian and J.T. are industry veterans with the institutional knowledge, business acumen and innovative creativity to further the success of our carpet and ceramic businesses,” said Jeffrey S. Lorberbaum, Chairman and CEO of Mohawk Industries.

Carson and Turner will succeed Frank Peters, current President of the Mohawk Flooring Business Unit, and Harold Turk, current President of the Dal-Tile Business Unit. Both Peters and Turk will continue with the Company by leading strategic development activities in their respective segments.

“I am grateful for the many years of leadership that Frank and Harold have contributed to the Company, and I am pleased that they will provide ongoing guidance and drive initiatives within our business,” Lorberbaum said.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Lees, Bigelow, Durkan, Daltile, American Olean, Unilin and Quick-Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and local distribution in the U.S. Mohawk’s operational international presence includes China, Europe, Malaysia, Mexico and Russia.

Contact: Robert Webb @ robert_webb@mohawkind.com